EXHIBIT (1) (c)

Resolution of Board of Directors of Life of Virginia authorizing the addition of Fidelity Asset Manager Portfolio and Neuberger & Berman Advisers Management Trust to Separate Account III

Resolution:       Separate Account III
                  --------------------

WHEREAS, The Executive Committee of the Board of Directors of The Life Insurance Company of Virginia ("Company"), pursuant to the provisions of Section 38.2-3113 of the Code of Virginia, adopted resolutions establishing Life of Virginia Separate Account III ("Separate Account III") on February 10, 1987; and

WHEREAS, The Company wishes to establish two additional investment subdivisions of Separate Account III which will invest in shares of the Asset Manager Portfolio of Fidelity's Variable Insurance Products Fund II and the Balanced portfolio of Neuberger and Berman's Advisers Management Trust; and

NOW, THEREFORE, BE IT RESOLVED, That, the Executive Committee of the Board of Directors of the Company does hereby establish and create the following additional investment subdivisions of Separate Account III which will invest in shares of the mutual fund portfolios set forth below:

    INVESTMENT SUBDIVISIONS   TO BE INVESTED IN
    -----------------------   -----------------

       Fidelity Variable Insurance Products Fund II:
             FID Asset Manager                   -Asset Manager Portfolio

       Neuberger and Berman's Advisers Management Trust:
             N & B Balanced                      -Balanced Portfolio

FURTHER RESOLVED, That the President, any Senior Vice President, or any Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute whatever agreement or agreements as may be necessary or appropriate to enable such investments to be made, and the Executive Committee hereby ratifies the action of any such officer in executing any such agreement prior to the date of these resolutions; and

FURTHER RESOLVED, That the President, any Senior Vice President, or any Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute and deliver such other documents and do such acts and things as each of them may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.

        *****************************************************************

The undersigned hereby certifies that she is the Assistant Secretary of The Life Insurance Company of Virginia, a corporation organized and existing under the laws of the Commonwealth of Virginia; that the foregoing is a true and exact copy of a resolution adopted by the Executive Committee at a meeting held on the 5th day of September, 1989; that passage of this resolution was in all respects legal; and that the resolution remains in full force and effect as of this 7th day of September, 1989.




                                       /s/MARGARET M. PARKER
                                    _______________________________________
                                    Margaret M. Parker, Assistant Secretary